Exhibit 99.2
NEWS RELEASE
FOR IMMEDIATE RELEASE

CONTACT:	Investor Inquiries	Media
	Megan Meloni	Tim Brons
	StemCells, Inc.	Vida Communication, Inc.
	(650) 475-3100, ext. 105	(415) 675-7402
STEMCELLS, INC. ANNOUNCES $6 MILLION EQUITY FINANCING
     PALO ALTO, Calif., June 30, 2010 — StemCells, Inc. (NASDAQ: STEM) announced today that it has entered into an agreement to sell seven million shares of its common stock to Seaside 88, LP (“Seaside”), a private investment partnership, at a price of $0.865 per share, which represents a 12.6% discount to the closing price per share of June 29. No warrants will be issued in this offering. The offering is expected to close on June 30, 2010, subject to customary closing conditions.
     The shares are being offered under the Company’s effective shelf registration statement previously filed with the Securities and Exchange Commission (SEC). As part of the agreement, Seaside has agreed to purchase an additional five million shares of common stock 12 weeks after the initial closing, although the Company may elect not to sell the additional shares. In the event of a second closing, the purchase price will be calculated using the then-current trading price and no warrants would be issued.
     StemCells expects to receive net proceeds from the initial sale of seven million shares, after deducting offering expenses and fees, of approximately $5.7 million.
     The securities will be offered by means of a prospectus supplement and accompanying prospectus, forming a part of the Company’s previously filed effective registration statement, copies of which may be obtained, when available, at the SEC’s website at http://www.sec.gov or at the Company’s website at http://www.stemcellsinc.com. The net proceeds of the financing will be used for general corporate purposes, including working capital, product development and capital expenditures, as well as for other strategic purposes.
     This press release does not and shall not constitute an offer to sell or the solicitation of an offer to buy, nor will there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.
About StemCells, Inc.
     StemCells, Inc. is engaged in the research, development, and commercialization of stem cell therapeutics and tools for use in stem cell-based research and drug discovery. In its cellular medicine programs, StemCells is developing therapeutic products targeting diseases of the central nervous system and liver. StemCells’ lead product candidate, HuCNS-SC® cells (purified human neural stem cells), is in clinical development for the treatment of two fatal neurodegenerative disorders that primarily affect young children. StemCells also markets specialty cell culture products under the SC Proven® brand, and is developing stem cell-based assay platforms for use in pharmaceutical research, drug discovery and drug development. The Company has exclusive rights to approximately 55 issued or allowed U.S. patents and

USA	Europe
3155 Porter Drive	Minerva Building 250, Babraham Research Campus
Palo Alto, CA 94304 USA	Cambridge CB22 3AT United Kingdom
T +1 (650) 475-3100 • F +1 (650) 475-3101	T +44 (0) 1223 499160 • F +44 (0) 1223 499178
www.stemcellsinc.com

over 200 granted or allowed non-U.S. patents. Further information about StemCells is available at www.stemcellsinc.com.
     Apart from statements of historical fact, the text of this press release constitutes forward-looking statements within the meaning of the U.S. securities laws, and is subject to the safe harbors created therein. These statements include, but are not limited to, statements regarding the future business operations of StemCells, Inc. (the “Company”); the Company’s intention to complete the offering, including the second closing, and the expected use of net proceeds; the development and commercialization of the Company’s cell-based technologies; clinical development of its HuCNS-SC cells; and the prospects for the Company to pursue non-therapeutic applications of its cell-based technologies. These forward-looking statements speak only as of the date of this news release. The Company does not undertake to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof. Such statements reflect management’s current views and are based on certain assumptions that may or may not ultimately prove valid. The Company’s actual results may vary materially from those contemplated in such forward-looking statements due to risks and uncertainties, including that the proposed offering is subject to market conditions and other factors and to other risks and uncertainties to which the Company is subject, including those described under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, and in its subsequent reports on Form 10-Q and Form 8-K.
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